Exhibit 99.1

Company Contacts: Scott Settersten Chief Financial Officer (630) 410-4807

Laurel Lefebvre Vice President, Investor Relations (630) 410-5230

Media Contact: DKC Juliet Horn (212) 981-5221

ULTA BEAUTY ANNOUNCES FIRST QUARTER 2013 RESULTS

Total Sales Increased 22.9%

Comparable Store Sales Increased 6.7%

EPS Increased 20.4% to $0.65

Bolingbrook, IL – June 11, 2013 – Ulta Beauty [NASDAQ:ULTA] today announced financial results for the thirteen week period ended May 4, 2013 (“First Quarter”), which compares to the same period ended April 28, 2012.

For the First Quarter:

•	Net sales increased 22.9% to $582.7 million from $474.1 million in the first quarter of fiscal 2012;

•	Comparable store sales (sales for stores open at least 14 months) increased 6.7% including the impact of e-commerce sales, compared to an increase of 10.1% in the first quarter of fiscal 2012;

•	Gross profit decreased 100 basis points to 35.0% from 36.0% in the first quarter of fiscal 2012;

•	Selling, general and administrative (SG&A) expense as a percentage of net sales decreased 60 basis points to 22.8% compared to 23.4% in the first quarter of fiscal 2012;

•

Preopening expenses increased to $3.2 million, compared to $2.5 million in the first quarter of fiscal 2012. Real estate activity in the first quarter included 28 new stores compared to 18 new stores and one relocation in the first quarter of fiscal 2012;

•	Operating income increased 17.8% to $67.7 million, or 11.6% of net sales, compared to $57.4 million, or 12.1% of net sales, in the first quarter of fiscal 2012;

•	The tax rate was 38.2% compared to 39.3% in the first quarter of fiscal 2012;

•	Net income increased 20.0% to $41.8 million compared to $34.9 million in the first quarter of fiscal 2012; and

•	Income per diluted share increased 20.4% to $0.65 compared to $0.54 in the first quarter of fiscal 2012.

Dennis Eck, Interim Chief Executive Officer, stated, “We are pleased to announce a strong start to fiscal 2013, with better than expected sales and margin performance. We are on track to add 125 stores this year, and continue to drive outstanding new store productivity. We opened Clinique boutiques in eight more stores, ending the quarter with 51 stores offering Clinique products, with further expansion planned for the rest of the year. We are delighted to announce the addition of 25 Lancôme boutiques planned for the fall of 2013, and expect to end the year with a significant percentage of our stores featuring one of these iconic brand boutiques. We continue to grow our loyalty programs and enhance our ability to communicate with our customers with our CRM platform, and plan to convert all our loyalty program members to one program, ULTAmate Rewards, in early 2014. Ulta.com delivered 70% sales growth during the quarter and we are looking forward to launching our redesigned e-commerce platform this fall. The team is executing our growth strategies very well, and our outlook for continued market share gains is excellent.”

Balance Sheet and Cash Flow

Merchandise inventories at the end of the first quarter totaled $442.1 million, compared to $332.1 million at the end of the first quarter of fiscal 2012, representing an increase of $110.0 million. Average inventory per store increased 7.9% compared to prior year. The increase in total inventory was primarily due to the 109 net new stores opened since April 28, 2012, and also includes incremental inventory related to the recently added prestige brand boutiques.

The Company did not utilize its credit facility during the first quarter ended May 4, 2013.

Stock repurchase program

On March 18, 2013, the Company announced that the Board of Directors had authorized a stock repurchase program for an aggregate amount of $150 million. During the first quarter, the Company purchased 500,500 shares of common stock for $37.3 million at an average price of $74.58.

Store Expansion

During the first quarter, the Company opened 28 stores located in Ann Arbor, MI; Branson, MO; Carmel, IN; Carson City, NV; Charlotte, NC; Clifton, NJ; Clovis, CA; Columbia, SC; Decatur, AL; East Peoria, IL; Eau Claire, WI; Everett, WA; Gambrills, MD; Hanford, CA; Heath, OH; Holly Springs, NC; Jacksonville, FL; Madison, WI; Nashua, NH; Richmond, TX; Salisbury, MD; Santa Fe, NM; Sioux Falls, SD; Southern Pines, NC; Springfield, MO; Tallahassee, FL; Williamsburg, VA and Woodbridge, VA. In addition, the Company closed two stores. The Company ended the first quarter with 576 stores and square footage of 6,121,399, which represents a 24% increase in square footage compared to the first quarter of fiscal 2012.

Outlook

For the second quarter of fiscal 2013, the Company currently expects net sales in the range of $579 million to $589 million, compared to actual net sales of $481.7 million in the second quarter of fiscal 2012. Comparable store sales for the second quarter of 2013 are expected to increase 4% to 6%. The Company reported a comparable store sales increase of 9.3% in the second quarter of 2012.

Income per diluted share for the second quarter of fiscal 2013 is estimated to be in the range of $0.64 to $0.67. This compares to income per diluted share for the second quarter of fiscal 2012 of $0.54.

The Company is confirming its previously announced fiscal 2013 guidance. The Company plans to:

•	achieve comparable store sales growth of approximately 4% to 6%, including the impact of the e-commerce business;

•	expand square footage by 22% with the opening of 125 net new stores;

•	remodel 7 locations;

•

deliver earnings per share growth, on a 52 week adjusted basis, at the low end of the Company’s long term target of 25% -30%, including the impact of approximately $0.13 of income per diluted share in incremental investments associated with the planned new store program, supply chain, warehouse systems, and e-commerce site investments, the expansion of prestige brand boutiques, and investments in store labor to support rapid growth in the prestige cosmetics and skincare categories;

•	incur capital expenditures of approximately $225 million in fiscal 2013, compared to $189 million in fiscal 2012; and

•	continue to generate free cash flow.

Conference Call Information

A conference call to discuss first quarter results is scheduled for today, June 11, 2013, at 5:00 p.m. Eastern Time. Investors and analysts interested in participating in the call are invited to dial (877) 705-6003. The conference call will also be web-cast live at
http://ir.ulta.com and remain available for 90 days. A replay of this call will be available until 11:59 p.m. (ET) on June 25, 2013 and can be accessed by dialing (877) 870-5176 and entering conference ID number 415409.

About Ulta Beauty

Ulta Beauty is the largest beauty retailer that provides one-stop shopping for prestige, mass and salon products and salon services in the United States. Ulta Beauty provides affordable indulgence to its customers by combining unmatched product breadth, value and convenience with the distinctive environment and experience of a specialty retailer. Ulta Beauty offers a unique combination of over 20,000 prestige and mass beauty products across the categories of cosmetics, fragrance, haircare, skincare, bath and body products and salon styling tools, as well as salon haircare products. Ulta Beauty also offers a full-service salon in all of its stores. As of May 4, 2013, Ulta operates 576 retail stores across 46 states and also distributes its products through the Company’s website: www.ulta.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, which reflect our current views with respect to, among other things, future events and financial performance. You can identify these forward-looking statements by the use of forward-looking words such as “outlook,” “believes,” “expects,” “plans,” “estimates,” or other comparable words. Any forward-looking statements contained in this press release are based upon our historical performance and on current plans, estimates and expectations. The inclusion of this forward-looking information should not be regarded as a representation by us or any other person that the future plans, estimates or expectations contemplated by us will be achieved. Such forward-looking statements are subject to various risks and uncertainties, which include, without limitation: the impact of weakness in the economy; changes in the overall level of consumer spending; changes in the wholesale cost of our products; the possibility that we may be unable to compete effectively in our highly competitive markets; the possibility that our continued opening of new stores could strain our resources and have a material adverse effect on our business and financial performance; the possibility that new store openings and existing locations may be impacted by developer or co-tenant issues; the possibility that the capacity of our distribution and order fulfillment infrastructure may not be adequate to support our recent growth and expected future growth plans; the possibility of material disruptions to our information systems; weather conditions that could negatively impact sales; our ability to attract and retain key executive personnel; our ability to successfully execute and implement our common stock repurchase program; and other risk factors detailed in our public filings with the Securities and Exchange Commission (SEC), including risk factors contained in our Annual Report on Form 10-K for the fiscal year ended February 2, 2013. Our filings with the SEC are available at www.sec.gov. The Company does not undertake to publicly update or revise its forward-looking statements, whether as a result of new information, future events or otherwise.

Exhibit 1

Ulta Salon, Cosmetics & Fragrance, Inc.

Consolidated Statements of Income

(In thousands, except per share amounts)

	13 Weeks Ended		13 Weeks Ended
	May 4,		April 28,
	2013		2012
	(Unaudited)		(Unaudited)
Net sales	$582,712	100.0%	$474,098	100.0%
Cost of sales	378,763	65.0%	303,186	64.0%

Gross profit	203,949	35.0%	170,912	36.0%
Selling, general and administrative expense	133,048	22.8%	110,943	23.4%
Pre-opening expenses	3,206	0.6%	2,523	0.5%

Operating income	67,695	11.6%	57,446	12.1%
Interest (income) expense	(24)	0.0%	21	0.0%

Income before income taxes	67,719	11.6%	57,425	12.1%
Income tax expense	25,893	4.4%	22,557	4.8%

Net income	$41,826	7.2%	$34,868	7.4%

Net income per common share:
Basic	$0.66		$0.56
Diluted	$0.65		$0.54
Weighted average common shares outstanding:
Basic	63,842		62,496
Diluted	64,495		64,072
Dividends declared per common share	$—		$1.00

Exhibit 2

Ulta Salon, Cosmetics & Fragrance, Inc.

Condensed Consolidated Balance Sheets

(In thousands)

	May 4,	February 2,	April 28,
	2013	2013	2012
	(Unaudited)		(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$293,214	$320,475	$266,345
Receivables, net	29,925	41,515	22,328
Merchandise inventories, net	442,085	361,125	332,065
Prepaid expenses and other current assets	48,106	50,452	40,102
Deferred income taxes	15,285	15,757	12,257

Total current assets	828,615	789,324	673,097
Property and equipment, net	499,395	483,059	384,904
Deferred compensation plan assets	3,567	2,866	—

Total assets	$1,331,577	$1,275,249	$1,058,001

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$148,488	$118,886	$111,889
Accrued liabilities	78,847	92,127	77,375
Dividends payable	—	—	62,420
Accrued income taxes	20,732	10,054	5,764

Total current liabilities	248,067	221,067	257,448
Deferred rent	220,003	208,003	171,973
Deferred income taxes	55,988	56,361	43,675
Other long-term liabilities	3,795	2,876	—

Total liabilities	527,853	488,307	473,096
Commitments and contingencies
Total stockholders’ equity	803,724	786,942	584,905

Total liabilities and stockholders’ equity	$1,331,577	$1,275,249	$1,058,001

Exhibit 3

Ulta Salon, Cosmetics & Fragrance, Inc.

Consolidated Statements of Cash Flows

(In thousands)

	13 Weeks Ended
	May 4,	April 28,
	2013	2012
	(Unaudited)
Operating activities
Net income	$41,826	$34,868
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	24,779	20,985
Deferred income taxes	99	(513)
Non-cash stock compensation charges	3,048	2,893
Excess tax benefits from stock-based compensation	(3,901)	(16,550)
Loss on disposal of property and equipment	1,577	255
Change in operating assets and liabilities:
Receivables	11,590	3,825
Merchandise inventories	(80,960)	(87,418)
Prepaid expenses and other current assets	2,346	3,328
Income taxes	14,579	18,312
Accounts payable	29,602	25,447
Accrued liabilities	(13,968)	(1,396)
Deferred rent	12,000	8,510
Other assets and liabilites	218	—

Net cash provided by operating activities	42,835	12,546
Investing activities
Purchases of property and equipment	(42,004)	(24,799)

Net cash used in investing activities	(42,004)	(24,799)
Financing activities
Repurchase of common shares	(37,332)	—
Excess tax benefits from stock-based compensation	3,901	16,550
Stock options exercised	5,411	8,310
Purchse of treasury shares	(72)	—

Net cash (used in) provided by financing activities	(28,092)	24,860

Net (decrease) increase in cash and cash equivalents	(27,261)	12,607
Cash and cash equivalents at beginning of period	320,475	253,738

Cash and cash equivalents at end of period	$293,214	$266,345

Exhibit 4

2013 Store Expansion

Fiscal 2013	Total stores open at beginning of the quarter	Number of stores opened during the quarter	Number of stores closed during the quarter	Total stores open at end of the quarter
1st Quarter	550	28	2	576

Fiscal 2013	Total gross square feet at beginning of the quarter	Gross square feet for stores opened or expanded during the quarter	Gross square feet for stores closed during the quarter	Total gross square feet at end of the quarter
1st Quarter	5,847,393	298,083	24,077	6,121,399